EXHIBIT 99.1

ACCEPTANCE FORM FOR
THE PUBLIC EXCHANGE OFFER FOR SHARES OF

ACTIVCARD S.A.

I, the undersigned (family name and first name)                                                                                                resident at (postal code, locality, country)                                                                                                            street                                                                                        no                  box                          after acknowledging the terms and conditions of the Public Exchange Offer (1 share of common stock of ActivCard Corp. for 1 share of common stock of ActivCard S.A.) made by ActivCard Corp. and the prospectus, and if I am a Belgian or French resident, the Belgian supplement to the prospectus, declare that I transfer to ActivCard Corp., in the manner set out in the prospectus and, if applicable, the Belgian supplement, (number of shares)                          shares in ActivCard S.A., of which I am the full and unrestricted owner, and

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which are currently credited to securities account No.                                                   opened with (financial institution, branch, address)                                                                                                            (“nominatif administré ”) and give irrevocable instructions to this effect to the financial intermediary where my securities are held on account. This form must be delivered to your financial intermediary.

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which are currently registered in my name in ActivCard S.A. shareholders’ books (“nominatif pur”) and give irrevocable instructions to this effect to BBL, acting as European Exchange Agent. This form must be delivered to BBL.

Furthermore, I irrevocably appoint BBL, acting as European Exchange Agent, to take all necessary steps to properly and duly have my shares in ActivCard S.A. exchanged for the same amount of shares in ActivCard Corp. in connection with this Public Exchange Offer.

Only if the shares are held in the “nominatif pur” form: the                                                   ActivCard Corp. shares which I will receive have to be transferred to my securities account No.                                               opened with                                                                                  . Please note that the account number held by my above mentioned financial institution with Clearstream/Euroclear is                                                               [information to be provided by your financial institution]. I acknowledge that failing to provide this information could result in the European Exchange Agent not being able to deliver my ActivCard Corp. shares properly.

For my commitment to be valid, the present acceptance form must be handed over, directly (for shares held in the “nominatif pur” form), or through my financial intermediary (for shares held in the “nominatif administré ” form), at the offices of the Exchange Agent, Bank Brussels Lambert S.A., at Cours Saint-Michel 60, attention Luc Walem, B-1000 Brussels, Belgium (fax number 32/2/738.39.00), no later than [•] p.m. on [•].

The Belgian tax on stock exchange transactions (TOB) incurred in connection with the Public Exchange Offer will be paid by ActivCard Corp.
I expressly recognise that the Exchange Offer that I accept by signing this acceptance form is subject to the conditions indicated in the prospectus and, if I am a Belgian or French resident, the Belgian supplement to the prospectus, which I have received at the same time as this acceptance form.

Done in duplicate at (place)                                                                                                                            , on (date)                                                                                                           .

Shareholder’s signature	Financial intermediary’s signature